EXHIBIT 99.1

2012-10
Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

HOUSTON (October 31, 2012) -- Cameron (NYSE: CAM) today reported net income of $223.6 million for the third quarter ended September 30, 2012, or $0.90 per diluted share. Earnings per share increased over 34 percent compared to the third quarter 2011 earnings of $0.67 per fully diluted share.
Charges for the third quarter of 2012 were $3.4 million pre-tax, primarily related to integration costs. Earnings per share for the third quarter of 2012 excluding these charges was $0.91. Charges for the third quarter 2011 were $34.2 million pre-tax, which were related to retiring the Company’s convertible debentures, litigation, and mark-to-market losses associated with foreign currency derivatives. Earnings per share for the third quarter of 2011 excluding these charges was $0.78.

Year-over-year revenues increase in every segment
Revenues of $2.2 billion for the quarter were at a record level, up nearly 32 percent from $1.7 billion a year ago.  Income before income taxes was $269.8 million, up over 36 percent from $198.0 million a year ago. Cameron Chairman and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increases were due to double digit revenue gains in all three of the Company’s segments. “In addition, the Company’s EBITDA margin improved sequentially, with both Drilling & Productions Systems (DPS) and Process & Compression Systems (PCS) registering gains,” Moore said.

Year-over-year orders increase 15%
Total orders were $2.3 billion for the quarter, up from $2.0 billion in the third quarter of 2011, for an increase of 15%.  Moore noted that orders continue to be near record levels reflecting the breadth of the Company’s products and served markets. Moore also noted record bookings were established for the surface business, despite weaknesses in the North American rig count.

Cameron’s backlog at the end of the third quarter was $7.6 billion, up from the beginning of the year level of $6.0 billion and up from $5.8 billion a year ago.  Moore noted that this is a record backlog for the Company. “This reflects over 30% growth from a year ago”, Moore stated, “While overall market growth in North America is under pressure, the Company’s outlook for the fourth quarter is robust, with visibility to orders in the international and deepwater markets. Additionally, we continue to gain share in our surface North America market.”

Capital investment continues. Balance sheet strong
Cameron’s cash flow from operations was $138.2 million year-to-date. Moore said cash flow from operations should accelerate in the fourth quarter as Cameron’s working capital needs are expected to continue to moderate. Moore also noted that Cameron spent approximately $280 million in capital expenditures year-to-date. “We anticipate capital spending to approximate $500 million for 2012,” Moore said, “as we focus on investments in our aftermarket and unconventional resource related businesses, as well as our Brazilian capacity expansion.”

Fourth quarter earnings guidance
Moore said Cameron’s fourth quarter earnings are expected to be in the range of $0.95 to $0.97 per share, excluding charges.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future orders, cash flow and earnings of the Company (including fourth quarter earnings per share estimates), as well as expectations regarding working capital needs and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Drilling & Production Systems	$1,279.7	$977.2	$3,477.6	$2,845.5
Valves & Measurement	536.0	434.4	1,585.5	1,200.8
Process & Compression Systems	402.6	274.3	1,013.2	881.9
Total revenues	2,218.3	1,685.9	6,076.3	4,928.2

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,568.2	1,136.6	4,297.5	3,407.9
Selling and administrative expenses	285.0	243.4	842.6	723.6
Depreciation and amortization	66.8	53.1	189.9	145.5
Interest, net	25.1	20.6	69.8	62.7
Other costs	3.4	34.2	11.8	63.2
Total costs and expenses	1,948.5	1,487.9	5,411.6	4,402.9

Income before income taxes	269.8	198.0	664.7	525.3
Income tax provision	(46.2)	(33.5)	(132.5)	(103.2)
Net income	$223.6	$164.5	$532.2	$422.1

Earnings per common share:
Basic	$0.91	$0.67	$2.16	$1.72
Diluted	$0.90	$0.67	$2.15	$1.69

Shares used in computing earnings per common share:
Basic	246.4	245.1	246.3	244.9
Diluted	248.1	247.1	248.0	249.8

EBITDA:
Drilling & Production Systems	$239.9	$223.1	$623.4	$551.0
Valves & Measurement	116.0	91.4	340.4	242.2
Process & Compression Systems	50.6	33.8	106.5	115.9
Corporate and other(1)	(41.4)	(42.4)	(134.1)	(112.4)
Total	$365.1	$305.9	$936.2	$796.7

(1)
Corporate EBITDA amounts exclude $3.4 million and $11.8 million of other costs for the three- and nine-month periods ended September 30, 2012; and $34.2 million and $63.2 million for the three- and nine-month periods ended September 30, 2011.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets:
Cash and cash equivalents	$990.7	$898.9
Short-term investments	364.1	423.5
Receivables, net	1,899.4	1,757.3
Inventories, net	2,797.0	2,399.9
Other	388.8	349.0
Total current assets	6,440.0	5,828.6

Plant and equipment, net	1,667.2	1,500.1
Goodwill	1,918.1	1,615.3
Other assets	500.9	417.7
Total Assets	$10,526.2	$9,361.7

Liabilities and Stockholders’ Equity:
Short-term debt	$30.0	$10.6
Accounts payable and accrued liabilities	2,693.2	2,669.7
Accrued income taxes	31.3	‒
Total current liabilities	2,754.5	2,680.3

Long-term debt	2,017.8	1,574.2
Deferred income taxes	168.4	184.5
Other long-term liabilities	253.7	215.3
Total liabilities	5,194.4	4,654.3

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at September 30, 2012 and December 31, 2011	2.6	2.6
Capital in excess of par value	2,083.7	2,072.4
Retained earnings	3,902.4	3,370.2
Accumulated other elements of comprehensive income (loss)	(37.3)	(90.8)
Less: Treasury stock, 16,450,808 shares at September 30, 2012 (17,579,397 shares at December 31, 2011)	(619.6)	(647.0)
Total stockholders’ equity	5,331.8	4,707.4

Total Liabilities and Stockholders’ Equity	$10,526.2	$9,361.7

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$223.6	$164.5	$532.2	$422.1
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	53.6	42.9	153.0	115.1
Amortization	13.2	10.2	36.9	30.4
Non-cash stock compensation expense	9.7	9.1	31.3	26.7
Deferred income taxes and tax benefit of employee stock compensation plan transactions	(91.2)	25.6	(59.6)	12.5
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(65.9)	(159.1)	(49.1)	(360.4)
Inventories	(127.3)	(146.4)	(439.5)	(431.4)
Accounts payable and accrued liabilities	74.2	158.0	(94.1)	24.6
Other assets and liabilities, net	88.6	0.1	27.1	39.8
Net cash provided by (used for) operating activities	178.5	104.9	138.2	(120.6)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	262.7	–	775.0	–
Purchases of short-term investments	(207.3)	–	(715.6)	–
Capital expenditures	(98.7)	(94.2)	(280.4)	(228.5)
Acquisitions, net of cash acquired	–	–	(309.6)	(42.5)
Proceeds from sales of plant and equipment	7.5	7.8	25.8	17.6
Net cash used for investing activities	(35.8)	(86.4)	(504.8)	(253.4)
Cash flows from financing activities:
Short-term loan borrowings (repayments), net	6.6	18.2	(37.9)	49.7
Issuance of senior debt	–	–	499.3	747.8
Debt issuance costs	–	–	(3.4)	(4.7)
Redemption of convertible debentures	–	(524.5)	–	(705.7)
Sale (purchase) of equity call options, net	–	9.7	–	(12.2)
Purchase of treasury stock	(5.0)	–	(12.5)	–
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	8.3	3.3	10.4	20.0
Excess tax benefits from employee stock compensation plan transactions	4.1	0.5	9.3	5.4
Principal payments on capital leases	(2.8)	(2.2)	(8.1)	(6.0)
Net cash provided by (used for) financing activities	11.2	(495.0)	457.1	94.3
Effect of translation on cash	7.8	(30.1)	1.3	(16.3)
Increase (decrease) in cash and cash equivalents	161.7	(506.6)	91.8	(296.0)
Cash and cash equivalents, beginning of period	829.0	2,043.1	898.9	1,832.5
Cash and cash equivalents, end of period	$990.7	$1,536.5	$990.7	$1,536.5

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Drilling & Production Systems	$1,475.6	$1,149.1	$4,782.2	$3,410.1
Valves & Measurement	485.8	508.6	1,563.6	1,462.5
Process & Compression Systems	338.7	345.4	1,097.7	1,040.2
Total	$2,300.1	$2,003.1	$7,443.5	$5,912.8

Backlog

	September 30, 2012	December 31, 2011	September 30, 2011

Drilling & Production Systems	$5,423.9	$3,811.1	$3,755.9
Valves & Measurement	1,083.8	1,144.9	1,090.4
Process & Compression Systems	1,090.0	1,013.1	941.2
Total	$7,597.7	$5,969.1	$5,787.5

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$198.8	$105.6	$41.7	$(76.3)	$269.8
Depreciation & amortization	41.1	10.4	8.9	6.4	66.8
Interest, net	–	–	–	25.1	25.1
Other costs	–	–	–	3.4	3.4
EBITDA, excluding other costs	$239.9	$116.0	$50.6	$(41.4)	$365.1

	Three Months Ended September 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$196.6	$81.5	$24.0	$(104.1)	$198.0
Depreciation & amortization	26.5	9.9	9.8	6.9	53.1
Interest, net	−	−	−	20.6	20.6
Other costs	−	−	−	34.2	34.2
EBITDA, excluding other costs	$223.1	$91.4	$33.8	$(42.4)	$305.9

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$510.2	$309.3	$79.2	$(234.0)	$664.7
Depreciation & amortization	113.2	31.1	27.3	18.3	189.9
Interest, net	–	–	–	69.8	69.8
Other costs	–	–	–	11.8	11.8
EBITDA, excluding other costs	$623.4	$340.4	$106.5	$(134.1)	$936.2

	Nine Months Ended September 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$474.3	$212.2	$88.5	$(249.7)	$525.3
Depreciation & amortization	76.7	30.0	27.4	11.4	145.5
Interest, net	–	–	–	62.7	62.7
Other costs	–	–	–	63.2	63.2
EBITDA, excluding other costs	$551.0	$242.2	$115.9	$(112.4)	$796.7

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended September 30, 2012
	After Tax (1)	Diluted EPS (2)

Net income, as reported	$223.6	$0.90
Adjustments:
Acquisition integration costs	4.4
BOP litigation costs	1.1
Mark-to-market impact on currency derivatives(3)	(6.3)
Severance, restructuring and other costs	3.6
Adjusted EPS	$226.4	$0.91

(1)      Individual adjustments assume a 17.1% effective tax rate
(2)      Based on 248.1 million diluted shares
(3)      These derivatives have not been designated as accounting hedges

	Three Months Ended September 30, 2011
	After Tax (1)	Diluted EPS (2)

Net income, as reported	$164.5	$0.67
Adjustments:
BOP litigation costs	11.0
Mark-to-market impact on currency derivatives(3)	5.3
Severance, restructuring and other costs(4)	12.1
Adjusted EPS	$192.9	$0.78

(1)      Individual adjustments assume a 16.9% effective tax rate
(2)      Based on 247.1 million diluted shares
(3)      These derivatives have not been designated as accounting hedges
(4)      Includes $11.5 million of costs associated with retiring the 2.5% convertible debentures